-----------
FORM 3
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------- -------------------- ------------------------------------------------------
1. Name and Address of   Reporting person*  2. Date of Event     4. Issuer Name and Ticker or Trading Symbol
                                            Requiring Statement
Melius,    Richard                          (Month/Day/Year)                      LIEGE HOLDING, INC.
-----------------------------------------------------
(Last)        (First)       (Middle)              4/01/02

38 Hartman Hills Road
-----------------------------------------------------
                   (Street)


Huntington, NY             11743
-----------------------------------------------------
  (City)
(State)                    (Zip)
------------------------------------------- -------------------- ------------------------------------------------------
------------------------------------------- -------------------- ------------------------------- ----------------------
                                            3. IRS               5. Relationship of  Reporting   6. If Amendment
                                            Identification       Person to Issuer (Check all       Date of Original
                                            Number of            applicable)                     (Month/Day/Year)
                                            Reporting Person,
                                            if an Entity         [x] Director  [x] 10% Owner              N/A
                                            (Voluntary)
                                                                 [  ] Officer     [  ] Other
                                            ###-##-####               (give title      (specify
                                                                        below)           below)


------------------------------------------- -------------------- ------------------------------- ----------------------
------------------------------------------- -------------------- ------------------------------- ----------------------
                                                                                                 7. Individual or
                                                                                                 Joint/Group Filing
                                                                                                 (Check applicable
                                                                                                   line)

                                                                                                 [x] Form filed by
                                                                                                      one reporting
                                                                                                      person
                                                                                                 [  ] Form filed by
                                                                                                      more than one
                                                                                                      reporting
                                                                                                      person
------------------------------------------- -------------------- ------------------------------- ----------------------

-----------------------------------------------------------------------------------------------------------------------
             TABLE 1 - NON DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------
-------------------------------------- ------------------------- ------------------------------- ----------------------
1.Title of Security                    2. Amount of Securities   3. Ownership Form:              4. Nature of Indirect
 (Instr. 4)                                Beneficially Owned        Direct (D) or                   Beneficial
                                           (Instr. 4)                Indirect (I)                    Ownership
                                                                     (Instr. 5)                      (Instr. 5)
-------------------------------------- ------------------------- ------------------------------- ----------------------
-------------------------------------- ------------------------- ------------------------------- ----------------------
Common stock                                  3,000,000                        D
-------------------------------------- ------------------------- ------------------------------- ----------------------
-------------------------------------- ------------------------- ------------------------------- ----------------------

-------------------------------------- ------------------------- ------------------------------- ----------------------
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-------------------------------------- ------------------------- ------------------------------- ----------------------
-------------------------------------- ------------------------- ------------------------------- ----------------------

-------------------------------------- ------------------------- ------------------------------- ----------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 5(b)(v). Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



FORM 3 (continued)
                                          TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                    (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------ ------------------- ----------------------- ----------- ------------ --------------
1.Title of Derivative          2. Date             3. Title and Amount     4.          5.           6. Nature of
      Security                     Exercisable     of Securities           Conver-sion Owner-ship   Indirect
     (Instr. 4)                and                 Underlying Derivative   or          Form of      Beneficial
                                   Expiration      Securities              exercise    Derivative   Ownership
                               Date                (Instr. 4)              price of    Security:    (Instr. 5)
                                 (Month/Day/Year)                          Derivative  Direct (D)
                                                                           Security    or
                                                                                       Indirect
                                                                                       (I)
                                                                                       (Instr. 5)
------------------------------ ------------------- ----------------------- ----------- ------------ --------------
------------------------------ --------- --------- ----------- ----------- ----------- ------------ --------------
                               Date      Expira-tion           Amount/
                               Exercis-  Date      Title       Number of
                               able                            Shares
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

Explanation of Responses:

--------------------------------

                                      /s/ Richard Melius                4/9/02
                                   --------------------------------   ---------
                                    **signature of reporting person      Date
                                      Richard Melius


          **Intentional misstatement or omissions of facts constitute violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Potential persons who are to respond to the collection of information contained In this form are not required to respond unless the form displays a currently valid OMB Number.
                            (Print or Type Responses)

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